Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
August 21, 2012

News Media
Ruben Rodriguez 202 624-6620

Financial Community
Douglas Bonawitz 202 624-6129

Washington Gas’ Asset Optimization Program Affirmed by the

Maryland Public Service Commission

WASHINGTON D.C. – On August 16, 2012, the Maryland Public Service Commission (Commission) issued an Order approving Washington Gas’ proposed changes to its asset optimization program, with minor modifications. The Commission affirmed Washington Gas’ continued use of a self-asset management program that has produced significant economic benefit to both customers and shareholders.

The decision also included the approval of a company recommendation to improve the margin sharing formula. Specifically, the Commission approved a modification of the annual incentive sharing program to a graduated, tiered structure, with 100 percent of the first $2.6 million of margins assigned to customers. The next $3.3 million of margins is shared with 75 percent going to customers and 25 percent going to the company. All margins in excess of $5.9 million will be shared 50/50 between customers and Washington Gas. The Commission also affirmed the change from a third-party asset management program and determined that all opposition to Washington Gas’ self-asset management program appears to be based on pure speculation.

“The Commission’s support of Washington Gas’ proposed changes is encouraging and an indication that both organizations are committed to working toward solutions that are in the public interest and benefit both customers and shareholders,” said Terry D. McCallister, Washington Gas Chairman and Chief Executive Officer. “We look forward to implementing the changes in the sharing mechanism which provide incentives to continue to identify additional opportunities.”

WGL Holdings, Inc.  —  101 Constitution Avenue, N.W.  —  Washington, DC 20080  —  www.wglholdings.com

The Order also included provisions relative to other tariff and accounting requirements for asset optimization activities. The assets referenced in the Order are natural gas transportation and storage resources required to provide gas service to customers. When not being used to meet customer requirements, these assets are made available for alternative use through the company’s asset optimization program.

Headquartered in Washington, D.C., WGL Holdings, Inc. has four operating segments: (i) the regulated utility segment, which primarily consists of Washington Gas Light Company, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail energy-marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity; (iii) the commercial energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of energy efficiency solutions to government and commercial clients and (iv) the wholesale energy solutions segment, which consists of Capitol Energy Ventures Corp., a non-utility asset optimization business.

Additional information about WGL Holdings, Inc. is available on its website, wglholdings.com. Go to washingtongas.com for more information about Washington Gas Light Company.

WGL Holdings, Inc.  —  101 Constitution Avenue, N.W.  —  Washington, DC 20080  —  www.wglholdings.com